Exhibit 10.1

AGREEMENT BY AND BETWEEN

Intervest National Bank

New York, New York

and

The Comptroller of the Currency

WHEREAS, Intervest National Bank, New York, NY (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

WHEREAS, the Comptroller has found unsafe and unsound banking practices relating to capital, asset quality, management and board supervision, liquidity, earnings, sensitivity to market risk and risk management practices of the Bank.

NOW, THEREFORE, in consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

ARTICLE II

COMPLIANCE COMMITTEE

(1) Within five (5) days of the date of this Agreement, the Board shall appoint and maintain an active Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee, former employee, or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c (b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Director for Special Supervision (“Director”). The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least monthly.

(3) Within forty-five (45) days of the date of this Agreement and every quarter thereafter, the Compliance Committee shall continue to ensure the submission of a written progress report to the Board setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Agreement;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

(5) All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Agreement shall be forwarded, by overnight mail or via email, to the following:

Director for Special Supervision	with a copy to:
Comptroller of the Currency	Comptroller of the Currency
250 E Street, S.W.	Metro New York East Office
Mail Stop 7-4	343 Thornall Street, Suite 610
Washington, DC 20219	Edison, New Jersey 08837

(6) The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Agreement, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Agreement.

ARTICLE III

STRATEGIC PLAN

(1) Within ninety (90) days, the Board shall forward to the Director for his review and supervisory non-objection pursuant to paragraph (5) of this Article, a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three-year period. Immediately following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Strategic Plan. The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	the strategic goals and objectives to be accomplished;

(c)	a description of the Bank’s targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(d)	specific actions to improve Bank earnings and accomplish the identified strategic goals and objectives;

(e)	identification of Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan, including specific timeframes;

(f)	a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(g)	a description of the assumptions used to determine financial projections and growth targets;

(h)	an identification and risk assessment of the Bank’s present and planned future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines must be completed prior to the offering of such product lines, consistent with OCC Bulletin 2004-10, Risk Management (May 10, 2004);

(i)	a description of control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s markets;

(j)	an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the Strategic Plan;

(k)	a management employment and succession program to promote the retention and continuity of capable management;

(l)	assigned responsibilities and accountability for the strategic planning process, new products, growth goals, and proposed changes in the Bank’s operating environment; and

(m)	a description of systems to monitor the Bank’s progress in meeting the Strategic Plan’s goals and objectives.

(2) At least monthly, the Board shall review financial reports and earnings analyses prepared by the Bank that evaluate the Bank’s performance against the goals and objectives established in the Strategic Plan, as well as the Bank’s written explanation of significant differences between actual and projected balance sheet, income statement, and expense accounts, including descriptions of extraordinary and/or nonrecurring items. Upon completion of the reports required by this paragraph, the Bank shall submit a copy of the reports to the Director.

(3) At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Strategic Plan, based on the Bank’s monthly reports, analyses, and written explanations of any differences between actual performance and the Bank’s strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. Within ten (10) days of completing its evaluation, the Board shall submit a copy of the evaluation and Board minutes to the Director.

(4) Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for review and prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Strategic Plan.

(5) The Bank may not initiate any action that deviates significantly from the Board-approved Strategic Plan, including subsequent amendments or revisions, without a written determination of no supervisory objection from the Director. The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

(6) For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s marketing strategies, marketing partners, business lines, products and services, asset growth, underwriting practices and standards, credit administration, collection strategies or operations, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank’s operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance. For purposes of this paragraph, “personnel” shall include the president, chief executive officer, chief operating officer, chief financial officer, chief asset-liability manager, treasurer, chief credit officer, chief compliance officer, risk manager, auditor, member of the Bank’s board of directors, or any other position subsequently identified in writing by the Director.

ARTICLE IV

CAPITAL PLAN AND HIGHER MINIMUMS

(1) The Bank shall maintain the following minimum capital ratios (as defined in 12 C.F.R. Part 3)1:

(a)	Tier 1 capital at least equal to nine percent (9%) of adjusted total assets.[2]

(b)	Tier 1 risk-based capital at least equal to ten percent (10%) of risk-weighted assets;

(c)	Total risk-based capital at least equal to twelve percent (12%) of risk-weighted assets.

(2) Within ninety (90) days, the Board shall forward to the Director for his determination of no supervisory objection pursuant to paragraph (4) of this Article, a written Capital Plan for the Bank, covering at least a three-year period. Immediately following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan. The Capital Plan shall include:

(a)	specific plans for the maintenance of adequate capital, which may in no event be less than the requirements of paragraph (1) of this Article;

[1]

The requirement in this Agreement to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

[2]

Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total asset figure required to be computed for and stated in the Bank's most recent Consolidated Report of Condition and Income (“call report”) minus end-of-quarter intangible assets and other deductions pursuant to section 2(c)(5) of Appendix A of 12 C.F.R. Part 3.

(b)	projections for growth and capital requirements, based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank’s future needs, as set forth in the Strategic Plan;

(d)	identification of the primary sources from which the Bank will maintain an appropriate capital structure to meet the Bank’s future needs, as set forth in the Strategic Plan; and

(e)	contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (d) of this Article not be available.

(3) The Bank may make payment of a dividend or make a capital distribution only:

(a)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend;

(b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(c)	following the prior written determination of no supervisory objection by the Director.

(4) Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Capital Plan. The Board shall review and update the Bank’s Capital Plan at least annually and more frequently if necessary or if requested by the Director. Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.

ARTICLE V

BOARD TO ENSURE EFFECTIVE MANAGEMENT

(1) The Board shall ensure that the Bank has effective management in place on a full-time basis in all senior executive officer (as defined in 12 C.F.R. § 5.51(c)(3)) positions to carry out the Board’s policies; ensure sufficient financial management and credit administration; ensure compliance with this Agreement; ensure compliance with applicable laws, rules and regulations; and manage the day-to-day operations of the Bank in a safe and sound manner.

(2) Within ninety (90) days, the Board (with the exception of any Bank senior executive officers) shall prepare a written assessment of the capabilities of each of the Bank’s senior executive officers to perform present and anticipated duties, taking into account the findings contained in the most recent Report of Examination, the July 20, 2009 Report of Examination, and the August 16, 2008 Report of Examination. The written assessment shall also take into account the senior executive officers’ past performance, experience, and qualifications, compared to their position descriptions, duties and responsibilities, with particular emphasis on their proposed responsibilities to execute the Strategic Plan and correct the concerns addressed in the aforementioned Reports of Examination. Upon completion, a copy of the written assessment shall be submitted to the Director.

(3) If the Board determines that a senior executive officer’s performance, skills or abilities need improvement, the Board will, within thirty (30) days following its determination, require the Bank to develop and implement a written program, with specific timeframes, to improve the officer’s performance, skills and abilities. Upon completion, a copy of the written program shall be submitted to the Director.

(4) If the Board determines that a senior executive officer will not continue in his/her position, the Board shall document the reasons for this decision in its assessment performed pursuant to paragraph (2) of this Article, and shall within sixty (60) days of a vacancy in any such position identify and provide notice to the Director, pursuant to paragraph (5) of this Article, of a qualified and capable candidate for the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.

(5) Prior to the appointment of any individual to a senior executive officer position, the Board shall submit to the Director written notice containing the information that 12 C.F.R. § 5.51 requires for senior executive officers. The Director shall have the power to disapprove the appointment of the proposed officer. However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed officer. The requirement to submit information and the prior disapproval provisions of this Article are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days.

(6) The Board shall perform, at least annually, a written performance appraisal for each Bank senior executive officer that establishes objectives by which the officer’s effectiveness will be measured, evaluates performance according to the position’s description and responsibilities, and assesses accountability for action plans to remedy issues raised in Reports of Examination or audit reports. Upon completion, copies of the performance appraisals shall be submitted to the Director. The Board shall ensure that the Bank addresses any identified deficiencies in a manner consistent with paragraphs (3) and (4) of this Article.

ARTICLE VI

LOAN PORTFOLIO MANAGEMENT

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank’s loan portfolio management. The program shall include, but not be limited to, systems and procedures that:

(a)	provide for early problem loan identification and accurate risk ratings consistent with the classification standards contained in the Comptroller’s Handbook on “Rating Credit Risk” at least monthly;

(b)	require that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining, analyzing and documenting a global analysis of current and satisfactory credit information;

(c)	require that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining, analyzing and documenting the current valuation of any supporting collateral, perfecting and verifying the Bank’s lien position, and verifying that reasonable limits are established on credit advances against collateral, based on a consideration of (but not limited to) a realistic assessment of the value of collateral, the ratio of loan to value, and overall debt service requirements;

(d)

require the Bank to obtain a current independent appraisal or updated appraisal, in accordance with 12 C.F.R. 34, where the borrower has failed to comply with the contractual terms of the loan agreement and the Bank’s analysis of current financial information does not support the ongoing ability of the borrower or guarantor(s) to perform in accordance with the contractual terms of the loan agreement and the most recent independent appraisal is more than twelve (12) months old.

(e)	ensure ongoing guarantor analysis, to include a review of the borrower’s or guarantor’s global cash flow analysis and analysis of contingent liabilities;

(f)	require documentation of all exceptions to the Bank’s credit policy on the loan offering sheet, problem loan report, and other management information systems;

(g)	track and analyze credit, collateral and policy exceptions;

(h)	require conformance to generally accepted accounting practices and regulatory reporting requirements for non-accrual loans and troubled debt restructuring;

(i)	ensure compliance with call report instructions, the Bank’s lending policies, and laws, rules, and regulations;

(j)	ensure the accuracy of internal management information systems;

(k)	provide adequate training of Bank personnel performing credit analyses in cash flow analysis, particularly analysis using information from tax returns, and implement processes to ensure that additional training is provided as needed; and

(l)	incorporate a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit risk ratings, and other loan administration matters.

Upon completion, a copy of the program shall be forwarded to the Director.

ARTICLE VII

CRITICIZED ASSETS

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the most recent Report of Examination (“ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, as “doubtful,” “substandard,” or “special mention.” The program shall: (i) include sufficient staff having the qualifications, skills, and experience to effectively manage and resolve problem assets, who will be held accountable by the Bank’s Board to successfully execute their assigned duties; (ii) include adequate management information systems to measure the status of workout plans on each problem asset; and (iii) include the development of Criticized Asset Reports (“CARs”) identifying all credit relationships and other assets totaling in aggregate one million dollars ($1,000,000) or more, criticized as “doubtful,” “substandard,” or “special mention.” The CARs must be updated quarterly with reporting to the Board and the Directors at least quarterly. Each CAR shall cover an entire credit relationship and include, at a minimum, analysis and documentation of the following:

(a)	the origination date and any renewal or extension dates, amount, purpose of the loan or other asset, and the originating and current loan officer(s);

(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment sources;

(c)	risk rating of the loan or other asset;

(d)

the current appraised value of supporting collateral, the date and source of the appraisal, and the position of the Bank’s lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation. In particular, the Bank shall obtain and perform a documented review of a current independent appraisal or updated appraisal, in accordance with 12 C.F.R. 34, where the loan was criticized in the most recent ROE or by the Bank’s internal or external loan review and the most recent independent appraisal is more than twelve (12) months old;

(e)	an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations;

(f)	results of any impairment analysis pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 310 Receivables (Pre-codification reference: Statement of Financial Accounting Standards (“FAS”) Statement No. 114);

(g)	significant developments, including a discussion of changes since the prior CAR, if any; and

(h)	the proposed action to eliminate the basis of criticism and the timeframe for its accomplishment, including an appropriate exit strategy.

Upon adoption, a copy of the program and the CARs shall be forwarded to the Director, and submitted on a quarterly basis thereafter.

(2) The Bank may not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless and until the Board, or a designated committee thereof, finds that each of the following conditions is met:

(a)	the extension of additional credit is necessary to promote the best interests of the Bank and prior to renewing, modifying or extending any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank;

(b)	the Bank performs a written credit and collateral analysis as required by paragraph (1) of this Article and, if necessary, the proposed action referred to in paragraph (1)(h) of this Article is revised, as appropriate; and

(c)	the Board’s formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.

A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower and made available for review by National Bank Examiners.

ARTICLE VIII

LOAN REVIEW

(1) Within ninety (90) days, the Board shall establish an effective, independent, and on-going loan review program to review, at least quarterly, the Bank’s loan and lease portfolios, to assure the timely identification and categorization of problem credits. The program shall provide for a written report to be filed with the Board promptly after each review and shall employ a loan and lease rating system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses,” booklets A-RCR and A-ALLL, respectively, of the Comptroller’s Handbook. Such reports shall include, at a minimum, conclusions regarding:

(a)	the overall quality of the loan and lease portfolios;

(b)	the identification, type, rating, and amount of problem loans and leases;

(c)	the identification and amount of delinquent loans and leases;

(d)	trends in loan and lease portfolio delinquencies and risk ratings;

(e)	credit and collateral documentation exceptions;

(f)	the independence and appropriateness of the collateral valuation process;

(g)	loans meeting the criteria for non-accrual status and troubled debt restructure;

(h)	the identity of the loan officer of each loan reported in accordance with subparagraphs (b) through (e) of this paragraph;

(i)	the identification and status of credit-related violations of laws, rules, or regulations;

(j)	concentrations of credit;

(k)	loans and leases to the directors, executive officers, and principal shareholders of the Bank and to their related interests; and

(l)	loans and leases not in conformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.

(2) The Board shall evaluate the loan and lease review report(s) required by paragraph (1) of this Article and shall ensure that immediate, adequate, and continuing remedial action, as appropriate, is taken upon all findings noted in the report(s), and documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.

ARTICLE IX

CONCENTRATIONS OF CREDIT

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure adherence to a written concentration management program consistent with the guidelines in OCC Bulletin 2006-46 (December 6, 2006) and diversification of risk consistent with OCC Banking Circular 255 (July 30, 1991). The program shall include (but not be limited to) the following:

(a)	policy guidelines addressing the level and nature of exposures acceptable to the institution and setting concentration limits, including limits on commitments to individual borrowers and appropriate sub-limits;

(b)	procedures to identify and quantify the nature and level of risk presented by concentrations, including review of reports describing changes in conditions in the Bank’s markets;

(c)	procedures to periodically review and revise, as appropriate, risk exposure limits and sub-limits to conform to any changes in the institution’s strategies and to respond to changes in market conditions;

(d)	periodic portfolio-level stress tests or sensitivity analysis to quantify the impact of changing economic conditions on asset quality, earnings, and capital;

(e)	appropriate strategies for managing concentration levels, including a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions; and

(f)	periodic reports to the Board, to include the following, as appropriate:

(i)	a summary of concentration levels, by type and subtype;

(ii)	a synopsis of the Bank’s market analysis;

(iii)	a discussion of recommended strategy when concentrations approach or exceed Board-approved limits; and

(iv)	a synopsis of changes in risk levels by concentration type and subtype, with discussion of recommended changes in credit administration procedures (for example, underwriting practices, risk rating, monitoring, and training).

(2) The Board shall forward a copy of the program required in paragraph (1) above, and any concentration reports, studies, or analyses to the Director.

(3) The Board shall ensure that future concentrations of credit are subject to the analysis required by paragraph (1) of this Article and that the analysis demonstrates that the concentration will not subject the Bank to undue credit or interest rate risk.

ARTICLE X

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) The Board shall immediately require and the Bank shall implement and thereafter adhere to a written program for the maintenance of an adequate Allowance for Loan and Lease Losses (“ALLL”). The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006) and with “Allowance for Loan and Lease Losses,” booklet A-ALLL of the Comptroller’s Handbook, and shall incorporate the following:

(a)	internal risk ratings of loans;

(b)	results of the Bank’s independent loan review;

(c)	trends of delinquent and non-accrual loans;

(d)	criteria for determining which loans will be reviewed under Financial Accounting Standard (“FASB”) Accounting Standards Codification

(“ASC”) Topic 310 Receivables (Pre-codification reference: Statement of Financial Accounting Standards (“FAS”) Statement No. 114), how impairment will be determined, and procedures to ensure that the analysis of loans complies with ASC 310 requirements;

(e)	criteria for determining loan pools under ASC 450 (Pre-codification reference: FAS Statement No. 5) and an analysis of those loan pools;

(f)	recognition of non-accrual loans in conformance with generally accepted accounting principles (“GAAP”) and regulatory guidance;

(g)	loan loss experience;

(h)	concentrations of credit; and

(i)	present and projected economic and market conditions.

(2) The program shall provide for a review of the ALLL by the Board at least once each calendar quarter. The Board shall ensure that any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the call report, by additional provisions from earnings. Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL and made available for review by National Bank Examiners.

(3) Upon completion, a copy of the Board’s ALLL program and quarterly analysis, and any subsequent revisions to the program and analyses, shall be submitted to the Director.

ARTICLE XI

OTHER REAL ESTATE OWNED (OREO)

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program to ensure the proper accounting for the acquisition, maintenance and Bank financing of OREO sales. At a minimum, the program shall:

(a)	identify the Bank officer(s) responsible for managing and authorizing transactions relating to the OREO properties;

(b)	revise the Bank’s policies and procedures to conform to generally accepted accounting procedures for OREO transfers, sales, Bank financing of OREO sales and related income and expenses;

(c)	define the standards and criteria for the financing of sales of OREO by the Bank;

(d)	establish a formalized process to ensure that all OREO transfers, sales and Bank financing of OREO sales conform to the requirements of 12 C.F.R. Part 34, ASC Subtopic 310-40, Receivables – Troubled Debt Restructurings by Creditors (formerly FASB Statement No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” and ASC Topic 360, Property, Plant and Equipment (formerly FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets;” the FFIEC Instructions for Preparation of Consolidated Reports of Condition and Income; and Bank policy;

(e)	contain an analysis of each OREO property that compares the cost to carry against the financial benefits of near-term sale;

(f)	detail the marketing strategies for each parcel;

(g)	identify targeted timeframes for disposing of each parcel of OREO;

(h)	establish procedures to require periodic market valuations of each property, and the methodology to be used; and

(i)	provide for reports to the Board on the status of OREO properties on at least a quarterly basis.

(2) Upon adoption, the Board shall submit copies of the action plans and the quarterly reports required by paragraph (1)(j) to the Director.

ARTICLE XII

LIQUIDITY RISK MANAGEMENT PROGRAM

(1) Within sixty (60) days, the Board shall develop, implement and maintain a comprehensive liquidity risk management program, consistent with OCC Bulletin 2010-13, “Liquidity” (March 22, 2010), which assesses on an ongoing basis the Bank’s current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs. Such a program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:

(a)	Strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following:

(i)	lower concentrations of funding sources, reducing reliance on high cost providers and brokered deposits;

(ii)	reducing rollover risk;

(iii)	increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales; and

(iv)	monitoring the impact of changes in the Bank’s reputation, and changes in economic and credit conditions in the Bank’s market(s).

(b)	Establishment of liquidity ratios and limits that are based on the Bank’s business model and inherent risk exposures;

(c)	Guidelines which measure the level of available liquidity in comparison to the price sensitivity of deposits and the potential runoff of deposits, especially within the next twelve months;

(d)	The preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:

(i)	comparison of established liquidity limits and actual liquidity levels;

(ii)	a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits, depicting maturities on a weekly basis for the next month and monthly thereafter for the following five months, which schedule shall be updated at least weekly;

(iii)	a schedule of all funding obligations, including unfunded loan commitments, outstanding lines of credit and outstanding letters of credit, showing the obligations that can be drawn immediately, and on a weekly basis for the next month and monthly thereafter for the following five months, which schedule shall be prepared and updated at least weekly;

(iv)	a listing of funding sources, prepared and updated on a weekly basis for the next month and monthly thereafter for the following five months, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable;

(v)	a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections. Such reports shall include, at a minimum:

1.	the funding obligations and sources required by (b)(ii) and (b)(iii) of this paragraph;

2.	projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and

3.	projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.

(e)	A contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management’s best estimate of balance sheet changes that may result from a liquidity or credit event. The contingency funding plan shall include:

(i)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Agreement and 12 U.S.C. §1831o, including the restrictions against brokered deposits in 12 C.F.R. §337.6;

(ii)	the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iii)	procedures which ensure that the Bank’s contingency funding practices are consistent with the Board’s guidance and risk tolerances.

Upon completion, the Board shall implement the comprehensive liquidity risk management program and submit a copy of the program to the Director. The Bank shall submit liquidity reports required by paragraph (2)(d) of this Article to the Director on a monthly basis.

ARTICLE XIII

INTEREST RATE RISK

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written interest rate risk policy. This policy shall ensure that the Bank has a proper measurement tool or model that captures the significant forms of interest rate exposure affecting the Bank’s performance, and be consistent with the “Interest Rate Risk” booklet of the Comptroller’s Handbook. The policy shall provide for a coordinated interest rate risk strategy and shall provide for, at a minimum, the following:

(a)	prudent limits on the nature and amount of interest rate risk that can be taken;

(b)	guidance on the Bank’s strategic direction and tolerance for interest rate risk;

(c)	implementation of effective tools to measure and monitor the Bank’s performance and overall interest rate risk profile, to include a simulation model using documented assumptions;

(d)	periodic back-testing of the simulation model, consistent with OCC Bulletin 2000-16, “Risk Modeling: Model Validation” (May 30, 2000);

(e)	adequate management reports on which to base sound interest rate risk management decisions; and

(f)	a periodic, independent review of the Bank’s adherence to the policy.

Upon adoption, a copy of the written policy shall be forwarded to the Director.

ARTICLE XIV

CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Director for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Director for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury

Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

(7) The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/Henry Fleming	December 9, 2010
Henry Fleming	Date
Director for Special Supervision

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Michael A. Callen	December 9, 2010
Michael A. Callen	Date

/s/ Lowell S. Dansker	December 9, 2010
Lowell S. Dansker	Date

/s/ Paul R. Derosa	December 9, 2010
Paul R. DeRosa	Date

/s/ Stephen A. Helman	December 9, 2010
Stephen A. Helman	Date

/s/ Wayne F. Holly	December 9, 2010
Wayne F. Holly	Date

/s/ Keith A. Olsen	December 9, 2010
Keith A. Olsen	Date

/s/ Lawton Swan, III	December 9, 2010
Lawton Swan, III	Date

/s/ Thomas E. Willett	December 9, 2010
Thomas E. Willett	Date

/s/ Wesley T. Wood	December 9, 2010
Wesley T. Wood	Date